June 28, 2017

Walter Parks

Re: Key Employee Retention Bonus

Dear Walter:

As you are already aware, bebe stores, Inc. (“bebe” or “Company”) is conducting a reduction in force at its corporate office as a result of its decision to close its brick-and-mortar store locations nationwide. While bebe will be terminating many employees on or before May 26, 2017, bebe would like to retain you as an employee until September 29, 2017 (the “End Date”) or earlier. To encourage you to stay through that date, bebe is offering you the retention bonus described below. To participate, you must sign this letter at the bottom and return it to Christian Giorgi, Director, Total Rewards, bebe stores, Inc. no later than July 5, 2017 and fully comply with its terms.

Should you accept this retention offer, we anticipate that your job will not change materially. You will work the same hours in the same location and/or city. You will work full time in the office. Your base salary will not change and job duties will remain largely the same. Of course over time your job, title, reporting relationships and other terms of employment may change, but our initial goal is to maintain stability of the organization. You will continue to be eligible to participate in group benefit plans generally available to employees of bebe subject to satisfying any eligibility requirements and the terms and conditions of those plans.

Key Employee Retention Bonus

You will be eligible to receive a retention bonus of up to $500,000.00 ("Retention Bonus") provided that you remain employed by bebe through the End Date and provided that the conditions described below are met.

The Retention Bonus will not be earned and will not be paid if you (i) voluntarily terminate employment or (ii) are terminated for cause, prior to the date it is earned as specified in the previous paragraph. If your employment is terminated by bebe without cause, or in the event of breach of this Retention Letter by bebe, prior to the date it is earned you will be paid the entire amount of your Retention Bonus as if you were employed through the End Date.

The terms of this Retention Letter do not impact the “at-will” status of your employment or negatively affect any severance benefits for which you may be eligible. Either you or bebe may terminate your employment at any time with or without Cause and with or without prior notice.

If you have any questions regarding this offer letter, please feel free to contact Christian Giorgi at 400 Valley Drive, Brisbane CA, (415) 715-3900 ext.4472.

Sincerely,

Christian Giorgi
Director, Total Rewards, bebe stores, inc.

By signing below, you certify that you have read this Retention Letter and agree with all matters stated herein.

Signed:         /s/ Walter Parks

Print Name:      Walter Parks

Dated:          June 28, 2017